Exhibit 21.1

Subsidiaries of Confluent, Inc.

Name of Subsidiary	Jurisdiction of Organization

Confluent Australia Pty Limited

Infinitem Canada Ltd.

Confluent France SAS

Confluent Germany GmbH

Confluent India Private Limited

Confluent Israel Ltd.

Confluent Japan Godo Kaisha

Confluent Korea Limited

Confluent Singapore Pte. Ltd.

Confluent Spain, Sociedad Limitada

Confluent Sweden AB

Confluent ME FZ-LLC

Confluent Europe Ltd.

Confluent Federal, LLC

Australia Canada France Germany India Israel Japan South Korea Singapore Spain Sweden United Arab Emirates United Kingdom United States